Exhibit 99.1

Investor Contact:

Larry Clark

Investor Relations for Power-One

Investor.Relations@Power-One.com

(310) 478-2700 ext. 29

POWER-ONE ANNOUNCES FOURTH QUARTER 2012 RESULTS

•      Quarterly revenue of $192 million

•      628 megawatts of inverters shipped in the quarter and 3.6 gigawatts, up 23% for the full year

•      Reports fourth quarter net loss per share of $0.14, includes a $0.04 net loss on FX remeasurement

•      Began commercially shipping new ULTRA product in Europe

Camarillo, CA, January 31, 2013 — Power-One, Inc. (NASDAQ: PWER), a leading provider of renewable energy and energy-efficient power conversion and power management solutions, today announced financial results for the fourth quarter of 2012 ended December 30, 2012. Power-One recorded net sales of $192 million with Renewable Energy Solutions contributing $123 million and Power Solutions posting $68 million. Net loss attributable to common stockholders for the fourth quarter was $17 million, or $0.14 per share. This includes a loss, net of tax, of $0.04 per share on foreign currency remeasurement as a result of  the recent strengthening Euro versus the U.S. dollar late in the fourth quarter.

“In the fourth quarter of 2012, Power-One shipped 628 megawatts of inverters, lower than we initially expected and due to weakness in Germany and Italy,” said Richard Thompson, Chief Executive Officer of Power-One, “Despite the difficult current market conditions, our new products continued to be well received in the marketplace as our TRIO family of string inverters posted record sales for the year and our liquid-cooled ULTRA series of central inverters began shipping commercially in Europe in the fourth quarter and is expected to ship in the U.S. in the first quarter.”

“The worldwide PV market is expected grow by approximately 7% in 2013, largely driven by growth in North America and Asia-Pacific,” Mr. Thompson continued.  “We will benefit from this growth through our investment in these key markets and the introduction of industry-leading new product offerings.”

Renewable Energy Solutions

In the fourth quarter of 2012, Renewable Energy Solutions generated sales of $123 million and an operating loss of $8.5 million. The operating loss was primarily due to lower gross margins resulting from the revenue shortfall, new product ramp-up costs, lower pricing and inventory charges. In the quarter, Power-One shipped 628  megawatts of inverters, bringing the 2012 total to 3.6 gigawatts, an increase of  23% over 2011.

Power Solutions

Power Solutions recorded sales of $68 million and an operating margin of 4% for the fourth quarter of 2012. Sales increased by $1 million from the third quarter, but were down from the fourth quarter of 2011 as demand was lower across a number of key end markets.

Balance Sheet

At December 30, 2012, Power-One had cash and short term investments of $266 million, as compared with $205 million at January 1, 2012. The Company generated $91 million in operating cash flow during the year and spent $31 million in capital expenditures.

Business Outlook

As the Company enters a seasonally slow quarter and as demand in Germany and Italy is expected to remain low, Power-One forecasts revenue of $175 million to $200 million in the first quarter of 2013. It is expected that gross margins will improve sequentially from the fourth quarter as a result of the cost reduction initiatives that have been undertaken.

Earnings Conference Call

Power-One will discuss its 2012 fourth quarter results today at 2:00 p.m. Pacific Time. The call will be available both via the telephone at (877) 390-5535 or (631) 291-4579, conference ID #88122939, or over the Internet through the Power-One investor relations web site at http://investor.power-one.com. To listen to the call, please log-in at least 10 minutes early to register, download, and install any necessary audio software. An accompanying slide presentation for the conference call is also available in the investor relations section of the web site. For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Power-One web site at http://investor.power-one.com/events.cfm throughout the current quarter.

About Power-One

Power-One is a leading provider of renewable energy and energy-efficient power conversion and power management solutions and is the world’s second largest designer and manufacturer of photovoltaic inverters.  Its renewable energy products enable the industry’s highest yielding conversion of power from solar arrays for use by utilities, commercial enterprises and homes.  Power-One has a 40 year history as the leader in high efficiency and high density power supply products for a variety of industries including Renewable Energy, Servers, Storage & Networking, Industrial and Network Power Systems.  The company is headquartered in Camarillo, CA and has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is traded on NASDAQ under the ticker symbol PWER. For more information, please visit www.Power-One.com.

Safe Harbor Statement

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may include statements regarding anticipated future productivity. It is important to note that future performance and actual results could differ materially from those discussed in or underlying such forward-looking statements as a result of risks and uncertainties that cannot be predicted or quantified and that are beyond the Company’s control. Important factors that could cause actual results to differ materially include, but are not limited to: economic conditions in general and business conditions in the power supplies and renewable energy markets; foreign exchange rates; the Company’s ability to improve its operational and supply chain efficiencies; competitive factors such as pricing and technology; the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations;  the threat of a prolonged economic slowdown or a lengthy or severe recession; continued volatility of the financial markets, including fluctuations in interest rates and trading prices of the Company’s equity securities; the results of pending legal proceedings; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from expectations expressed in this press release are described  in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 from time to time, which  are also available through the Company’s Website at www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Power-One undertakes no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 30,	January 1,	December 30,	January 1,
	2012	2012	2012	2012

RENEWABLE ENERGY SALES	$123,303	$191,306	$743,010	$697,286
POWER SOLUTIONS SALES	68,355	75,527	279,568	319,425
TOTAL SALES	191,658	266,833	1,022,578	1,016,711
COST OF GOODS SOLD	165,965	194,573	762,453	704,007
GROSS PROFIT	25,693	72,260	260,125	312,704

GENERAL AND ADMINISTRATIVE
Selling, general and administrative	27,198	23,863	104,183	88,456
Research and development	11,515	13,120	46,088	48,077
Litigation charges	—	236	282	1,345
Amortization of intangibles	408	438	1,634	1,837
Total expenses	39,121	37,657	152,187	139,715

INCOME FROM OPERATIONS	(13,428)	34,603	107,938	172,989

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	276	328	1,459	1,966
Interest expense	(449)	(783)	(1,751)	(5,498)
Liquidation of subsidiary	—	1,546	—	18,425
Other income (expense), net	(6,973)	5,814	(10,314)	7,761
Total interest and other income (expense)	(7,146)	6,905	(10,606)	22,654

INCOME BEFORE INCOME TAXES	(20,574)	41,508	97,332	195,643

PROVISION FOR INCOME TAXES	(3,413)	9,098	41,416	59,924
EQUITY IN EARNINGS (LOSSES) FROM JOINT VENTURE	9	(50)	(254)	577
NET INCOME	$(17,152)	$32,360	$55,662	$136,296

PREFERRED STOCK DIVIDEND AND ACCRETION	—	371	—	2,981

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(17,152)	$31,989	$55,662	$133,315

BASIC INCOME PER SHARE	$(0.14)	$0.23	$0.37	$1.08
DILUTED INCOME PER SHARE	$(0.14)	$0.21	$0.36	$0.88

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	120,305	114,549	121,672	106,445
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	120,305	133,093	156,261	138,521

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(UNAUDITED)

	December 30,	January 1,
	2012	2012

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$230,524	$204,881
Investments in fixed-income securities	35,242
Accounts receivable:	—
Trade (net of allowance)	205,569	233,252
Other	16,124	9,639
Inventories	160,252	160,515
Prepaid expenses and other current assets	18,616	15,351

Total current assets	666,327	623,638

PROPERTY AND EQUIPMENT, net	101,946	87,223
INTANGIBLE ASSETS, net	15,549	17,414
OTHER ASSETS	14,969	15,241

TOTAL ASSETS	$798,791	$743,516

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$131,078	$177,333
Income tax payable	3,443	4,020
Other accrued expenses and current liabilities	73,379	64,754

Total current liabilities	207,900	246,107

OTHER LONG-TERM LIABILITIES	73,941	56,824

STOCKHOLDERS’ EQUITY:
Preferred stock	36,326	36,326
Common stock	122	122
Additional paid-in capital	661,395	652,971
Accumulated other comprehensive income	16,327	4,048
Accumulated deficit	(197,220)	(252,882)

Total stockholders’ equity	516,950	440,585

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$798,791	$743,516